EXHIBIT 4
Power of Attorney
     Thermo Investments Limited Partnership, a Colorado limited partnership whose address is 1735 19th Street, Denver, Colorado 80202 (the “Company”), hereby appoints Patricia O. Lowry, Bridget C. Hoffman and Christopher A. Kuhnhein, or any of them, as its true and lawful attorney-in-fact to sign on its behalf individually and to file with the Securities and Exchange Commission any schedules or other filings or amendments thereto made by the Company pursuant to Section 13 of the Securities and Exchange Act of 1934 and related to tw telecom inc.
     IN WITNESS WHEREOF, the undersigned officer of the Company has hereunto set his or her hand this 11th day of February, 2009.

THERMO INVESTMENTS LIMITED PARTNERSHIP

By:	/s/ James Monroe III
James Monroe III, President of Thermo Greeley I, Inc.,
its General Partner